Blend Announces Finance Leadership Transition
Head of Blend taps Jason Ream to help lead next phase of growth and profitability

August 7, 2025 at 4:05 PM EST

SAN FRANCISCO -- Blend Labs, Inc. (NYSE: BLND), a leading digital origination platform for banks, credit unions, and mortgage lenders, today announced that Jason Ream, an experienced strategic financial leader, will join as the Company’s Head of Finance and Administration by August 8, 2025.

Jason Ream has over 25 years of experience as a financial and operating leader in technology and software. Jason previously served as the CFO of two public companies, SailPoint Technologies Holdings, Inc. and SolarWinds Corporation, as well as two private companies, Mitratech Holdings Inc. and Relativity ODA LLC. Prior to joining Blend he was a Senior Managing Director at Haveli Investments.

“I’m honored to join Blend at such a pivotal moment in its growth and profitability journey,” shared Jason Ream. “I’ve long admired Blend’s impact on the banking and lending ecosystem, and I’m committed to helping drive sustainable growth, operational discipline, and long-term value for our customers and stakeholders.”

Nima Ghamsari, Co-founder and Head of Blend, commented, “We’re thrilled to have Jason join us. His experience leading and scaling great software companies aligns closely with where we’re headed. As we continue evolving Blend into a durable, long-term platform partner for the industry, Jason’s leadership will be a key part of that journey.”

Amir Jafari, Head of Finance and Administration, will depart the Company as part of a mutually agreed transition. Mr. Jafari will stay on for a transition period to ensure continuity.

Mr. Ghamsari added, "I want to thank Amir for his contributions. He took on the hard work of navigating the company through a challenging period and has set us on the path towards a brighter future. We wish him great success in his future endeavors.”

About Blend

Blend Labs Inc., (NYSE: BLND) is a leading digital origination platform for banks, credit unions, and mortgage lenders. From mortgages to consumer loans to deposit accounts, Blend helps financial institutions streamline workflows, launch faster, and deliver standout customer experiences. In 2024, Blend’s platform powered $1.2 trillion in loan applications.

Contacts

Investors: ir@blend.com
Press: press@blend.com